For Immediate Release www.fairchildsemi.com

October 10, 2006

Corporate Communications:
Fran Harrison
207-775-8576
Fran.harrison@fairchildsemi.com

Public Relations Firm:
Barbara Ewen
CHEN PR
781-466-8282
bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Says Lawsuit is Not Over and it Expects to Ultimately Prevail Against Power Integrations

Second Phase of Patent Infringement Lawsuit Has Yet to Come

South Portland, Maine - Fairchild Semiconductor announced Tuesday that it continues to believe it will prevail in the patent infringement lawsuit brought against the company by Power Integrations, despite a jury verdict to the contrary in the first of three phases of trial in the case.

The company also said it will continue offering its full line of pulse-width modulation (PWM) products.

The company announced that it was disappointed by the jury's verdict in the first phase, but that it has yet to present all of its defenses to Power Integrations' claims. The company believes that Power Integrations' patent claims are invalid, and its invalidity defenses have yet to be heard by a jury.

The trial in the case has been divided into three phases. The first phase, held last week, was on infringement, the willfulness of any infringement, and damages. The second phase, scheduled to begin Dec. 4 before a different jury, will be on the validity of the Power Integrations patents being asserted. Unenforceability will be handled in a final phase before the court. Fairchild believes it has identified inventions and publications, known as prior art, that pre-date the Power Integrations patents and that Fairchild believes would invalidate the Power Integrations patents.

A jury in the first phase found Tuesday that Fairchild willfully infringed four patents asserted by Power Integrations and awarded approximately $34 million in damages. For Power Integrations to prevail in the case and receive a judgment and injunction against Fairchild, the patents found to be infringed must also be found to be valid and enforceable in the remaining phases of trial scheduled for December. Final resolution of the matter is not expected until 2007.

Special Note on Forward-Looking Statements:

This press release contains forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about the future performance of Fairchild Semiconductor or the industries and markets we serve. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Although we believe we have invalidity defenses to the Power Integrations patents found to have been infringed by Fairchild products in this case, the results of litigation are difficult to predict and no assurances can be given that Fairchild will ultimately prevail in this case. Our intellectual property and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov .

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today's leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry's broadest portfolio of components that optimize system power. Fairchild's 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

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